October 21, 2010

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549-7561

Dear Sirs:

We have read Item 4.01(a) of  The Empire Sports & Entertainment Holdings Co.'s Report on Form 8-K dated October 19, 2010 and agree with the statements made therein.  We consent to the filing of this letter Exhibit 16.1 to the Form 8-K.

Yours truly

/s/ Gumbiner Savett Inc.
Gumbiner Savett Inc.
Santa Monica, CA